                                   AGREEMENT

                          This AGREEMENT ("Agreement"), is made as of the
25th day of February, 1994, between SOCIETY CORPORATION, an Ohio corporation ("Society"), and___________________________________ (the "Executive") but is to
be effective only from and after the merger of KeyCorp, a New York corporation ("KeyCorp"), with and into Society (the "Merger"), after which the name of Society will be changed to KeyCorp ("Key").

                          Society is entering into this Agreement in
recognition of the importance of the Executive's services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage the Executive's continued attention and dedication to the Executive's duties in the potentially disruptive circumstances of a possible Change of Control of Key. (As used in this Agreement, the terms "Subsidiaries" and "Change of Control" and certain other capitalized terms have the meanings ascribed to them in Section 7, at the end of this Agreement.)

                          Society and the Executive agree, effective as of the
effective date of the Merger, as follows:

                          1. BASIC SEVERANCE BENEFITS.  The benefits described
in Sections 1.1, 1.2, and 1.3, below, are subject to the limitations set forth in Sections 4.1 (regarding election of benefits if the Executive is entitled to severance benefits under another agreement with Key), 4.2 (regarding withholding), 4.3 (regarding excess parachute payments), and 4.4 (regarding potential deferral of certain compensation above $1,000,000).

                          1.1 LUMP SUM SEVERANCE BENEFIT IF EMPLOYMENT IS TERMINATED IN CERTAIN CIRCUMSTANCES WITHIN TWO YEARS OF A CHANGE OF CONTROL. If, within two years following the occurrence of a Change of Control, the Executive's employment with Key and its Subsidiaries is terminated by Key or its Subsidiary for any reason other than Cause, Disability, or death or by the Executive after a Reduction of Base Salary or a Mandatory Relocation has occurred, Key shall pay to the Executive, within ten business days after the Termination Date, a lump sum severance benefit equal to 2 1/2 times the sum of (a) one year's base salary (at the highest rate in effect at any time from one year prior to the Change of Control to the Termination Date) plus (b) Average Annual Incentive Compensation.
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                          1.2  LUMP SUM SEVERANCE BENEFIT IF EMPLOYMENT IS
         TERMINATED BY EXECUTIVE DURING A WINDOW PERIOD. Except as provided in the last sentence of this Section 1.2, if the Executive's employment with Key and its Subsidiaries is voluntarily terminated by the Executive during a Window Period, Key shall pay to the Executive, within ten business days after the Termination Date, a lump sum severance benefit equal to the sum of (a) one year's base salary (at the highest rate in effect at any time from one year prior to the Change of Control to the Termination Date) plus (b) Average Annual Incentive Compensation. This Section 1.2 shall not apply if, at the Termination Date, (x) there has been either any Reduction of Base Salary or any Mandatory Relocation (in which event Section 1.1 would apply to the termination) or (y) Key or any Subsidiary has Cause to terminate the Executive's employment (in which case no lump sum severance benefit would be payable under either of Sections 1.1 or 1.2).

                          1.3 PAYMENT OF COST OF COBRA HEALTH BENEFITS. If the Executive becomes entitled to payment of a lump sum severance benefit under either of Sections 1.1 or 1.2 of this Agreement and the Executive elects to continue to receive health benefits at the Executive's cost pursuant to an election that Key or any Subsidiary is required to provide to the Executive in order to comply with Section 4980B(f) of the Internal Revenue Code (commonly referred to as "COBRA continuation coverage") during the period specified in Section 4980B(f) (the "COBRA continuation period"), Key will pay to the Executive the cost of continuing those benefits from the Termination Date through the first to occur of (a) the end of the COBRA continuation period or (b) the date on which the Executive becomes employed by any other person or entity.

                          2. OTHER BENEFITS.

                          2.1 REIMBURSEMENT OF CERTAIN EXPENSES AFTER A CHANGE OF CONTROL. From and after a Change of Control, Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by the Executive, of defending any action brought to have this Agreement declared invalid or unenforceable.

                          2.2 DISABILITY. If, after a Change of Control and prior to the Termination Date, the Executive is unable to perform services for Key or any Subsidiary for any period by reason of disability of the Executive, as a result of accidental bodily injury





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         or sickness, Key will pay and provide to the Executive all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Key or any Subsidiary through the earliest of the following dates: (a) the first date on which the Executive is no longer so disabled to such an extent that the Executive is unable to perform services for Key or any Subsidiary, (b) the date on which the Executive becomes eligible for payment of long term disability benefits under a long term disability plan generally applicable to executives of Key or a Subsidiary, (c) the date on which Key has paid and provided 24 months of compensation and benefits to the Executive during the Executive's disability, or
         (d) the date of the Executive's death.

                          3. NO SET-OFF; NO OBLIGATION TO SEEK OTHER EMPLOYMENT
OR TO OTHERWISE MITIGATE DAMAGES; NO EFFECT UPON OTHER PLANS. Key's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever which Key or any of its Subsidiaries may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive's employment. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's rights, or rights which would accrue solely as a result of the passage of time, under any incentive compensation plan, stock option or stock appreciation rights plan, retirement or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary.

                          4. CERTAIN LIMITATIONS ON BENEFITS.

                          4.1 ELECTION OF BENEFITS REQUIRED. If, at any time before the third anniversary of the Merger, the Executive's employment with Key or any Subsidiary is terminated under circumstances giving rise to a right on the part of the Executive to receive continuing compensation or other benefits under one or more of the Executive's Employment Agreement with KeyCorp, the Executive's Severance Agreement with KeyCorp, and the amendment to those two agreements





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         entered into with KeyCorp as of February 25, 1994 (the "Prior Amended
         Agreement"), the Executive shall have the right to elect to receive benefits under this Agreement or the Prior Amended Agreement, but not both. If this Section 4.1 applies, Key shall not make any payments under this Agreement or under the Prior Amended Agreement until after the Executive has delivered to Key a signed notice of election to receive payments under this Agreement or under the Prior Amended Agreement. If the Executive receives any payments under this Agreement as a result of termination of the Executive's employment following a Change of Control, those payments shall be in lieu of any and all other claims or rights that the Executive may have for severance, separation, and/or salary continuation pay upon that termination of the Executive's employment.

                          4.2 TAXES; WITHHOLDING OF TAXES. Without limiting the right of Key or its Subsidiary to withhold taxes pursuant to this
         Section 4.2, the Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. Key or its Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Key shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Key or its Subsidiary may withhold from any amount payable under either of Sections 1.1 or 1.2 of this Agreement amounts sufficient to satisfy any withholding requirements that may arise out of any payment made to the Executive by Key or any Subsidiary under Section 1.3 of this Agreement.

                          4.3 EXCESS PARACHUTE PAYMENT REDUCTION. If it is determined that any payment or distribution by Key or any of its Subsidiaries to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by Key or a Subsidiary for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are





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         hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by Key or a Subsidiary because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this Section 4.3, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 4.3 shall be made by the Accounting Firm which shall provide detailed supporting calculations both to Key and the Executive within 30 days after the Termination Date or such earlier time as is requested by Key. Key and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon Key and the Executive. The Executive shall determine which of the Agreement Payments (or, at the election of the Executive, other payments) shall be eliminated or reduced consistent with the requirements of this Section 4.3, provided that, if the Executive does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, Key shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 4.3 and shall notify the Executive promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by Key that should not have been made ("Overpayment") or that additional Agreement Payments will not be made by Key which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Key together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal
         Revenue Code, compounded semi-annually; provided, however, that no amount shall be payable by





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         the Executive to Key (or if paid by the Executive to Key, such payment shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be promptly paid by Key to or for the benefit of the Executive together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually.

                          4.4 POTENTIAL DEFERRAL OF CERTAIN COMPENSATION IN EXCESS OF $1,000,000 IN ANY CALENDAR YEAR.

                          (a) SECTION 162(m). For purposes of this Section 4.4, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

                          (b) DEFERRAL. Except as otherwise provided in either of Section 4.4(c) or Section 4.4(d), below, if Key determines that, after giving effect to all applicable elective deferrals of compensation, any amount of compensation (including any base salary and any incentive compensation payable under any incentive compensation plan in which the Executive is a participant) otherwise payable to the Executive whether under this Agreement or otherwise at any particular time (the "Scheduled Time"),

                          (i) would not be deductible by Key or any Subsidiary if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and





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                          (ii) would be deductible by Key or a Subsidiary if
                          deferred until and paid during a later year,

                 that amount of compensation shall be deferred until, and paid during, the year that is determined by Key to be the first year following the year of deferral during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If Key determines that in any year following the year of deferral a portion of, but not all of, the amounts deferred (together with interest thereon as provided in Section 4.4(e), below) can be paid without disallowance of the deduction, that portion that can be so paid shall be paid by Key during that year and the remainder, except as otherwise provided in
                 Section 4.4(c) or Section 4.4(d), below, shall continue to be deferred until a later year.

                          (c) EARLY PAYOUT OF DEFERRED AMOUNT IF DEFERRAL IS
                 DETERMINED TO BE INEFFECTIVE. If any amount of compensation is deferred under Section 4.4(b) with the expectation that it will be deductible by Key or a Subsidiary if paid in a later year and Key later determines that the compensation will not be deductible by Key or a Subsidiary even if payment thereof is deferred until a later year, then, within three months of the date on which that determination is made, the deferral with respect to that compensation shall terminate and Key shall pay that compensation to the Executive.

                          (d) PAYOUT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL
                 EVENTS. On January 15 of the year immediately following the year in which the Executive ceases to be employed by Key or any Subsidiary, Key shall pay to the Executive, in a single lump sum, all amounts of compensation that have been deferred pursuant to this Section 4.4 and have not previously been paid so that, as of the close of business on that date, no amount of compensation will remain deferred under this Section 4.4 whether or not Key or any Subsidiary is entitled to a deduction with respect to the payment of that compensation.





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                          (e) INTEREST ON DEFERRED AMOUNTS.  Upon payment of
                 any amounts of compensation deferred for any period of time pursuant to this Section 4.4, Key shall pay to the Executive an additional amount equivalent to the interest that would have accrued on that deferred compensation if interest accrued thereon from the date on which that compensation would have been paid but for this Section 4.4 through the date on which that compensation is paid at a variable rate equal, in each calendar quarter, to the highest annual rate paid by Society National Bank on new IRA certificates of deposit issued in Cuyahoga County, Ohio on the first business day of that calendar quarter, compounded quarterly.

                          5. TERM OF THIS AGREEMENT.  This Agreement shall be
effective immediately upon consummation of the Merger and shall thereafter apply to any Change of Control occurring on or before December 31, 1994. On December 31, 1994 and on December 31 of each succeeding year thereafter (a "Renewal Date"), the term of this Agreement, if not previously terminated, shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.

                          5.1 TERMINATION OF AGREEMENT UPON TERMINATION OF EMPLOYMENT BEFORE A CHANGE OF CONTROL. This Agreement shall automatically terminate on the first date occurring before a Change of Control on which the Executive is no longer employed by Key or any Subsidiary, except that, for purposes of this Agreement, any termination of employment of the Executive that is effected before and primarily in contemplation of a Change of Control that occurs after the date of the termination shall be deemed to be a termination of the Executive's employment as of immediately after that Change of Control.

                          5.2 NO TERMINATION OF AGREEMENT DURING TWO YEAR PERIOD BEGINNING ON DATE OF A CHANGE OF CONTROL. After a Change of Control, this Agreement may not be terminated. However, if the Executive's employment with Key and its Subsidiaries continues for more than two years following the occurrence of a Change of Control, then, for all purposes of this Agreement other than Section 2.1, that particular Change of Control shall thereafter be treated as if it never occurred.





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                          6. MISCELLANEOUS.

                          6.1 SUCCESSOR TO KEY. Key shall not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation or bank, unless such other corporation or bank shall assume this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption the successor corporation or bank shall become obligated to perform the obligations of Key under this Agreement and the term "Key" as used in this Agreement shall be deemed to refer to such successor corporation or bank.

                          6.2 NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of notices to Key or a Subsidiary, as follows:

                          KeyCorp
                          127 Public Square
                          Cleveland, Ohio  44114
                          Attention:  Secretary

         and, in the case of notices to the Executive, properly addressed to the Executive at the Executive's most recent home address as shown on the records of Key or its Subsidiary, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                          6.3 EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Key or the Executive to have the Executive continue as an officer of Key or a Subsidiary or to remain in the employment of Key or a Subsidiary.

                          6.4 ADMINISTRATION. Key shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Key.

                          6.5 SOURCE OF PAYMENTS. Any payment specified in this Agreement to be made by Key may be made, at the election of Key, directly by Key or through any Subsidiary of Key. All payments under this





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         Agreement shall be made solely from the general assets of Key or one of its Subsidiaries, and the Executive shall have the rights of an unsecured general creditor of Key with respect thereto.

                          6.6 CLAIMS REVIEW PROCEDURE. Whenever Key decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Agreement by the Executive, Key shall transmit a written notice of its decision to the Executive, which notice shall be written in a manner calculated to be understood by the Executive and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Executive that, within 60 days of the date on which the Executive receives such notice, the Executive may obtain review of the decision of Key in accordance with the procedures hereinafter set forth. Within such 60-day period, the Executive or the Executive's authorized representative may request that the claim denial be reviewed by filing with Key a written request therefor, which request shall contain the following information:

                          (a) the date on which the request was filed with Key,

                          (b) the specific portions of the denial of the
                 Executive's claim which the Executive requests Key to review, and

                          (c) any written material which the Executive desires
                 Key to examine.

         Within 30 days of the date specified in clause (a) of this Section 6.6, Key shall conduct a full and fair review of its decision to deny the Executive's claim for benefits and deliver to the Executive its written decision on review, written in a manner calculated to be understood by the Executive, specifying the reasons and the Agreement provisions upon which its decision is based. Nothing in this Section
         6.6 shall be construed as limiting or restricting the Executive's right to institute legal proceedings in a court of competent jurisdiction to enforce this Agreement after complying with the procedures set forth in this Section 6.6 or as limiting or restricting the scope of the court's review (which review shall be de novo); provided, further, that the failure of the Executive to comply with the procedures set forth in this Section 6.6 shall not bar or prohibit the subsequent compliance by the Executive with those procedures and thereafter the Executive





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         shall have the right to institute  legal proceedings to enforce this
         Agreement.

                          6.7 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                          6.8 MODIFICATION, WAIVER, ETC. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, successors, heirs, and designees. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

                          7. DEFINITIONS.

                          7.1  ACCOUNTING FIRM.  The term "Accounting Firm"
means the independent auditors of Key for the fiscal year preceding the year in which the Change of Control occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")).

                          7.2  AGGREGATE INCENTIVE COMPENSATION AWARD.  The
term "Aggregate Incentive Compensation Award" with respect to the Executive for any year shall mean the aggregate incentive compensation awards (whether paid in cash, deferred, or a combination of both) payable to the Executive under any dollar denominated (in contrast to stock





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
based) annual executive incentive compensation plan or multi-year executive incentive compensation plan maintained by Key or any Subsidiary (or any predecessor of Key or a Subsidiary) for that year. For these purposes, an incentive compensation award payable to the Executive under any incentive compensation plan with respect to a period of more than one year will be deemed to be "for" the last year of that multi-year period. If no incentive compensation award is payable to the Executive for any particular year under any incentive compensation plan maintained by Key or any Subsidiary (or any predecessor of Key or a Subsidiary), whether because the Executive was not employed by Key or any Subsidiary (or any predecessor of Key or a Subsidiary) during any part of that year, because incentive compensation targets were not met, or because of any other circumstances, the Aggregate Incentive Compensation Award for that year will be $-0-.

                          7.3  AVERAGE ANNUAL INCENTIVE COMPENSATION.  The term
"Average Annual Incentive Compensation" shall mean the average of the three highest Aggregate Incentive Compensation Awards payable to the Executive for any of the years during the five-year period ended on the December 31 immediately preceding the Termination Date.

                          7.4  CAUSE.  The employment of the Executive by Key
or any of its Subsidiaries shall have been terminated for "Cause" if, after a Change of Control and prior to the termination of employment, any of the following has occurred:

                 (a) the Executive shall have been convicted of a felony,

                 (b) the Executive commits an act or series of acts of dishonesty in the course of the Executive's employment which are materially inimical to the best interests of Key or a Subsidiary and which constitutes the commission of a felony, all as determined by the vote of three fourths of all of the members of the Board of Directors of Key (other than the Executive, if the Executive is a Director of Key) which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,

                 (c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive's employment and such order or directive has not been vacated or reversed upon appeal, or





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
                 (d) after being notified in writing by the Board of Directors of Key to cease any particular Competitive Activity, the Executive shall intentionally continue to engage in such Competitive Activity while the Executive remains in the employ of Key or a Subsidiary.

If (x) Key of any Subsidiary terminates the employment of the Executive at a time when it has "Cause" therefor under clause (c), above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) Key or the Subsidiary fails to offer to reinstate the Executive to employment within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, Key or the Subsidiary will be deemed to have terminated the Executive without Cause.

                          7.5  CHANGE OF CONTROL.  A "Change of Control" shall
be deemed to have occurred if at any time before the Termination Date there is a Change of Control under any of clauses (a), (b), (c), or (d), below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any one other corporation owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock of Key or any successor to Key by merger, consolidation, or otherwise.

                          (a) A Change of Control will have occurred under this clause (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, at any time within 24 months after the effective date of that transaction, individuals who were directors of Key on the day after the last annual meeting of shareholders of Key occurring before the transaction cease for any reason to constitute at least 40% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.

                          (b) A Change of Control will have occurred under this clause (b) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and,

                          (i) after giving effect to such transaction, less than 40% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction, and
                          (ii)  at any time within 24 months after the
                 effective date of that transaction, individuals who were directors of Key on the day after the last annual meeting of shareholders of Key occurring before that effective date cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.

                          (c) A Change of Control will have occurred under this clause (c) if any of the events described in (i), (ii), (iii), or
         (iv) of this clause (c) (a "Change Event") occurs, but only if the condition set out in (x) or the condition set out in (y) of this clause (c) applies. The Change Events described in (i), (ii), (iii), and (iv) of this clause (c) are as follows:

                          (i)  There is a report filed on Schedule 13D or
                 Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the voting stock of Key in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act (a "Person")).

                          (ii) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction.

                          (iii) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.

                          (iv) The shareholders of Key approve any plan or proposal for the liquidation or dissolution of Key.

         The conditions set out in (x) and (y) of this clause (c) are as follows:

                          (x) A Change Event occurred in connection with a transaction that was not approved or recommended by the Key Board of Directors.

                          (y) A Change Event occurred in connection with a transaction that was approved or recommended by the Key Board of Directors but only if, within the 24 month period ending on the date of that Change Event, Key had been "put in play" without the prior approval, solicitation, invitation, or recommendation of the Key Board of Directors. For purposes of this (y), Key will be deemed to have been "put in play" if any Person makes a public announcement of an intention

                          (I) to engage in a transaction with Key that, if consummated, would result in a Change Event, or

                          (II) to "solicit" proxies in connection with a proposal that is not approved or recommended by the Key Board of Directors or to engage in an "election contest" relating to the election of Directors of Key (as those terms are used in Regulation 14A under the 1934 Act).

                          (d) A Change of Control will have occurred under this clause (d) if any Person announces an intention to engage in an "election contest" relating to the election of Directors of Key (as that term is defined in Regulation 14 under the 1934 Act) and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day after the last annual meeting of shareholders of Key occurring before that announcement, constituted the directors of Key cease for any reason to constitute at least a majority thereof.

                          7.6  COMPETITIVE ACTIVITY.  The Executive shall be
deemed to have engaged in "Competitive Activity" if the Executive:

                          (a) engages in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries), or

                          (b) serves as a director, officer, or employee of any bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking or securities company, mutual fund company, or other financial services company other than Key or any of its Subsidiaries (each of the foregoing being hereinafter referred to as a "Financial Services Company"), or renders services of a consultative or advisory nature or otherwise to any such Financial Services Company; provided, however, this clause (b) shall not prohibit or restrict the Executive from serving in any such capacity with the consent of Key.

                          7.7  DISABILITY.  For purposes of this Agreement, the
Executive's employment will have been terminated by Key or its Subsidiary by reason of "Disability" of the Executive only if (a) as a result of accidental bodily injury or sickness, the Executive has been unable to perform his normal duties for Key or its Subsidiary for a period of 180 consecutive days, and (b) the Executive begins to receive payments under the Key Long Term Disability Plan not later than 30 days after the Termination Date.

                          7.8  MANDATORY RELOCATION.  A "Mandatory Relocation"
shall have occurred if, at any time after a Change of Control, the Executive is required to relocate the Executive's principal place of employment for Key or its Subsidiary without the Executive's consent more than 35 miles from where the Executive was located prior to the Change of Control, (b) Key or its Subsidiary has given written notice to the Executive that such a relocation is required, and (c) the Executive, in a written response to that notice, has declined to consent to the required relocation.

                          7.9  REDUCTION OF BASE SALARY.  A "Reduction of Base
Salary" shall have occurred if the base salary of the Executive is reduced at any time after a Change of Control.

                          7.10 SUBSIDIARY.  A "Subsidiary" means any
corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by Key.

                          7.11 TERMINATION DATE.  The term "Termination Date"
means the date on which the Executive's employment with Key and its Subsidiaries terminates.

                          7.12 WINDOW PERIOD.  The term "Window Period," with
respect to any particular Change of Control, means the three-month period beginning on the date that falls on same day of the month as the date of the Change of Control in the fifteenth month after the month in which the Change of Control occurs. If at any time there has been more than one Change of Control, there shall be a separate Window Period with respect to each such Change of Control.

                        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        SOCIETY CORPORATION


                                        By___________________________
                                          Robert W. Gillespie
                                          Chairman of the Board and
                                          Chief Executive Officer

                                        THE "EXECUTIVE"


                                        _____________________________





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